UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 1, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by Bloomberg:

Kohl’s Projects Robust Sales as Macellum Questions Results

Bloomberg

By Jordyn Holman

March 1, 2022

•	Retailer raises its earnings expectations, focuses on Sephora
•	Macellum says sales shortfall shows strategy ‘is not working’

Kohl’s Corp., under pressure by activist investors, gave an optimistic outlook for the year while reporting weaker-than-expected sales in the fourth quarter.

The company is expanding its venture with cosmetics chain Sephora after a shop-in-shop concept drove higher sales at participating locations. Kohl’s executives added on a call with analysts Tuesday that Sephora is attracting new customers who are younger and more diverse. By the end of the year, more than half of Kohl’s locations will have a Sephora store within it.

The shares fell 0.8% at 12:14 p.m. in New York, erasing earlier gains. The stock had risen 13% this year through Monday’s close.

In an interview, Chief Executive Officer Michelle Gass said the company is optimistic about the future. “I think the biggest thing that we’ve done over the last year is that we’ve structured our business to be more profitable.” She added that the company’s strategy “is building momentum and we are positioned for growth.”

The company expects full-year earnings per share to be in the range of $7 to $7.50, higher than the estimate of $6.54 compiled by Bloomberg. Kohl’s sees net sales increasing 2% to 3% in the current fiscal year, with operating margin in the range of 7.2% to 7.5%.

Net sales of $6.22 billion in the quarter ended Jan. 29 came in lower than the $6.53 billion average estimate from analysts. The closely watched gauge of gross margin was 33.2%, exceeding the estimate of 32.1%.

Activist Response

Jonathan Duskin, CEO of Macellum Capital Management, said in a statement that the fourth-quarter sales result “underscores that the company’s latest ‘strategy’ is not working.” Macellum, which has sought to take control of Kohl’s board, also expressed concern over the company’s capital expenditures, arguing the retailer hasn’t been able to parlay investment into higher value for shareholders.

Gass said the Kohl’s board is engaging with the unsolicited bidders and has proactively reached out to some parties. She declined to say how many parties or bidders Kohl’s is holding talks with. She added that an update will be in a proxy statement that the company plans to release.

In the face of rising prices and the Russian invasion of Ukraine, Gass said “there is a lot of uncertainty for the consumer” while voicing confidence in the company’s financial targets.

Keeping stockpiles of merchandise up during widespread supply-chain difficulties remains a problem. The company said that low inventory during key shopping weeks during the holiday season limited sales. Kohl’s has started ordering merchandise earlier to help counter logistical problems.

Kohl’s will host an investor day March 7 at which management will provide an update on its strategy and key initiatives.

Item 2: On March 1, 2022, Macellum Badger was quoted in the following article published by Axios:

1 big thing: Kohl's fight unchanged post-Q4 report

Axios

By Richard Collings

March 1, 2022

We flagged on Monday the importance of Kohl's Q4 earnings in the context of its pandemic recovery and in the face of an activist hedge fund attack. The numbers are in, and here's my take.

•	Kohl's reported a 5.8% increase in net sales with similar comparable sales and a 13% decline in net income. Guidance was positive, a buyback was announced.
•	The result: a win for the company, and the activist.

Why it matters: The mid-tier department store chain needed to hit the ball out of the park in Q4 if it wanted activist Macellum Advisors to scale back its attack. That didn't happen.

Yes, but: The overall tone of the earnings was deemed positive by the market, in an otherwise down day, in part thanks to Kohl's doubling its dividend and a $1 billion buyback plan.

•	Kohl's stock shot up 5% premarket and is now trading up around 1%.

Between the lines: During the call, CEO Michelle Gass elaborated that the department store chain has a strategic plan that it believes will deliver "substantial value," and will measure that against alternatives, namely selling the business.

•	She said Kohl's proxy, when filed, will provide more details about its engagement with potential buyers.
•	"The board is committed to fulfilling its fiduciary duty and will choose the path that it believes maximizes shareholder value," she said, adding that its "approach is robust and intentional."

The other side: Macellum said in an email that the results for the quarter were disappointing and were proof the company's strategy is not working.

•	Kohl's comparable sales increase for 4Q is well below rivals Macy's, with a 28% comparable sales increase, and Dillard's, up 37%. Kohl's pointed to lack of inventory and Omicron as factors.

Of note: Most concerning to Macellum, however, is the plan by Kohl's to increase capital expenditures by about 40%.

•	"Even if every Kohl's store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy's, Dillard's and the vast majority of peers," Macellum stated.

Meanwhile: Kohl's is providing guidance for net sales or comparable sales growth of between 2% and 3% for the year, noting that the number will build as inventory flow improves and Sephora is rolled out to 400 additional stores.

Item 3: On March 1, 2022, a statement from Jonathan Duskin was quoted during a segment of CNBC’s Squawk on The Street. Portions of the transcript of the segment discussing the Company are pasted below:

David Faber: You know, usually, you do something like this if maybe you got a bid, you don't say you got a bid.

Jim Cramer: Right.

David Faber: Or you have an activist, but in this case, I guess it's just Cerberus. Maybe he wants to figure something out.

Jim Cramer: It underperformed for like 17 days.

David Faber: Maybe he looked at what's going on at Kohl's. I don't know. Jim, I know. It's a weird one.

Jim Cramer: It is very weird.

David Faber: It's a weird one.

Jim Cramer: It's very counterintuitive.

David Faber: Yes.

Jim Cramer: And I want to know more. At least Kohl's is putting up a fight, buying back a lot of stock. I know that John Duskin issued a statement.

Carl Quintanilla: And doubling the dividend.

Jim Cramer: Doubling the dividend and I do think that even though they may not have done that well versus 2019, they got 3.4%. They're going to put out more Sephoras.

Carl Quintanilla: So, between the capital return and some of their guidance, they do guide above. Does that take pressure off, whatever activist pressure they may come under?

Jim Cramer: Well, I know that Duskin's already into me saying no. "After an initial review, we believe these disappointing results validate why Kohl's should engage with us to meaningfully refresh the board and evaluate credible sale offers." Nobody's ever happy.

David Faber: No.

Jim Cramer: Everybody's unhappy.

###

Item 4: On March 1, 2022, Jonathan Duskin was quoted in the following article published by the Milwaukee Journal Sentinel:

Kohl's reports strong Q4 earnings, doubles quarterly dividend, announces $3 billion share buyback in moves to appease shareholders

Milwaukee Journal Sentinel

By Ricardo Torres

March 1, 2022

Amidst a boardroom battle with activist investors, Kohl's Corp. announced Tuesday that fourth quarter sales were up between 2% and 3% from the previous year and doubled the quarterly dividend to $2 per share.

Michelle Gass, Kohl's CEO, said the company delivered record earnings per share.

"Our operating margin of 8.6% exceeded our 2023 goal two years ahead of plan, a direct result of our efforts to restructure the business to be more profitable," Gass said in a statement.

"We remain extremely confident in the future growth and cash flow generation of our business, and in 2022 will build on our momentum as we further scale key initiatives such as Sephora."

The company also announced the board of directors approved a plan to buy back $3 billion in shares, with the first $1 billion planning to be bought this year.

Aside from activist investors pushing for changes, Kohl's also had to manage supply chain shortages during its busiest time of year and the rise in the omicron variant causing fewer people to shop in-person in January.

"Our ability to navigate these challenges and still report strong earnings is a testament to how we've fundamentally restructured our business to be more profitable with an assortment that has a higher margin profile and an expense structure that is more efficient," Gass said on the quarterly earnings call.

One of the major drivers for the success has been Kohl's partnership with Sephora beauty shops and the opening of 200 Sephora stores within existing Kohl's stores late last year

Kohl's officials said on the quarterly earnings call that Sephora brought a "mid single digit lift" of traffic to the stores compared to Kohl's stores without Sephora.

With 400 Kohl's stores adding Sephora this year, Kohl's officials expect the partnership to be a major driver of interest and profits in 2022.

Kohl's has been sparing with activist investors, particularly New York City- based Macellum Capital Management, which is planning to nominate 10 board members to the Kohl's board.

Kohl's has been fighting off activist investors for months, including adopting a shareholder rights plan often referred to as a "poison pill," allowing shareholders with 10% or more of company stock to purchase additional shares at a 50% discount.

In January, activist hedge fund Starboard Value LP offered Kohl's $9 billion but the company rejected the offer, saying it was too low.

Kohl's has yet to set a date for its shareholder's meeting to vote on the the board members, but Macellum has been making its pitch to shareholders saying the board needs to be "refreshed."

Jonathan Duskin, head of Macellum, was not impressed with the results.

"After an initial review, we believe these disappointing results validate why Kohl’s should engage with us to meaningfully refresh the Board and evaluate credible sale offers," Duskin said in a statement. "The revenue miss, in particular, underscores that the company’s latest ’strategy’ is not working. Kohl’s will be one of the few retailers that failed to grow sales vs. 2019 pre-pandemic levels, while peers like Macy’s and Dillard’s are experiencing significant sales growth vs. 2019."

Duskin was also concerned with capital expenditures increasing roughly 40% in the coming year.

"After decades of not being able to create shareholder value while spending billions, the company now plans to accelerate capital expenditures rather than focus on the core issues related to its assortment and value proposition," Duskin said. "Even if every Kohl's store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy's, Dillard's and the vast majority of peers."

Item 5: On March 1, 2022, Jonathan Duskin was quoted in the following article published by BizTimes:

Kohl’s earnings fell 13% in Q4, citing industry headwinds

BizTimes

By Maredithe Meyer

March 1, 2022

Ongoing proxy fight was largely excluded from earnings discussions

Supply chain delays, rising freight costs and the COVID-19 omicron variant made for a slower-than-expected fourth quarter for Kohl’s Corp., but the Menomonee Falls-based retailer continues to tout its growth strategy and efforts to boost shareholder value.

Kohl’s on Tuesday reported earnings of $299 million for the fourth quarter of fiscal 2021, down 13% from the same period in 2020. Earnings for the full year totaled $938 million, compared to 2020’s loss of $163 million, as a result of the COVID-19 pandemic, and $691 million in 2019.

Net sales were up about 6% in the fourth quarter and about 23% for the full year, which missed the mark for Kohl’s previously projected mid-20s percent increase for full-year net sales. Compared to pre-pandemic 2019, net sales were down 5% for the fourth quarter and 2% for the full year. Q4 also marks a slowdown in significant sales growth from quarter to quarter in 2021 – 15% in Q3, 31% in Q2 and 69% in Q1.

During Tuesday’s earnings conference call, Kohl’s CEO Michelle Gass shed light on the impact of global supply chain delays on holiday performance.

“Following a strong sales start to the (fourth) quarter, we experienced significant additional inventory receipt delays and were unable to fulfill all of the customer demand during this critical holiday time,” she said.

During November and December, average available for sale inventory was down nearly 40% to 2019. Inventory levels began to recover in January, but the month saw slow store traffic due to a surge in COVID-19 cases.

Kohl’s claims it has worked to restructure its business in the name of profitability, and the company now has an 8.6% full-year operating margin to show for it, surpassing its goal of 7% to 8% operating margin by 2023. Gross margin for the fourth quarter was 33.2%, up slightly from 32% in 2020. Also in 2021, Kohl’s returned $1.5 billion in capital to shareholders, and it plans to repurchase at least $1 billion in 2022 through a recently approved $3 billion share repurchase program.

Kohl’s board also approved a 100% increase in its dividend, which equates to an annual dividend of $2.00 per share.

The improvement in profitability was driven by higher inventory turn, regular price selling, reduced sourcing costs, and pricing and promotion optimization strategies, but was offset by higher transportation costs. Freight expenses in Q4 were $40 million higher than expected, said chief financial officer Jill Timm.

The company reported a record-setting $7.33 adjusted diluted earnings per share in 2021, up from a $1.21 loss per share in 2020 and previous high of $5.60 in 2018. Adjusted diluted earnings per share in Q4 totaled $2.20, which exceeded the company’s expectations despite slightly lagging behind Q4 of 2020.

Digital sales continued to grow in 2021, having increased 30% from 2019 and accounting for 32% of total sales. But Kohl’s says its brick and mortar stores are just as important: more than 40% of digital sales were fulfilled by stores in Q4. And Gass said Q4’s sales boost, albeit minor, was driven by a double-digit jump in in-store sales.

Some of that additional in-store traffic is attributed to Kohl’s partnership with beauty retail giant Sephora, which deputed in 200 stores and online last fall. Kohl’s recently said the partnership is on track to reach its goal of 850 stores by 2023. Gass said 25% of customers shopping Sephora at Kohl’s stores are brand new to Kohl’s and represent a younger demographic.

The company also touted growth in its active category, which saw a 25% overall sales increase in the fourth quarter.

The beauty, active-casual, and women’s categories are central to Kohl’s long-term growth strategy, which the company claims is working but has come under fire by activist investors seeking to overhaul Kohl’s board.

Macellum Capital Management, which owns a 5% stake in Kohl’s, recently nominated a slate of 10 director candidates for election at the retailer’s 2022 annual meeting this spring. The move followed Kohl’s rejection last month of two purchase offers, one for $64 per share and the other for $65 per share, and adoption of a shareholder rights plan or “poison pill” to prevent a hostile takeover.

Macellum managing partner Jonathan Duskin wrote in an initial Feb. 10 letter to shareholders that Kohl’s decision indicates its current board is “no longer operating with impartiality and objectivity” and “no longer prioritizing shareholders’ interests.” Kohl’s fought back, calling Macellum’s overhaul effort “unjustified and counterproductive.” Kohl’s also highlighted the recent appointment of its independent finance committee to lead a review of any purchase offers, as well as its engagement with financial advisors Goldman Sachs and PJT Partners.

In a Feb. 24 press release, Macellum doubled down on criticism of Kohl’s current board of directors and accused the retailer of “anti-shareholder actions and poor corporate governance” following the firm’s nomination. It claimed the board had not yet authorized its bankers to initiate an open review of sale opportunities like it said it would. The release also noted concerns about the shareholder rights plan, an unanswered request for a universal proxy card to be used at the annual meeting, and a possible shift in the shareholder record date.

“Given that the company’s share price has deflated in recent weeks to approximately 17% below Acacia Research Corporation’s disclosed initial offer of $64 per share and even further compared to a reported offer price of $65 per share from Sycamore Partners, it seems we are already witnessing the negative effects of the board’s attempts to chill a normal course sale process,” wrote Duskin. “We do not believe investors can trust this board to oversee a transparent and rigorous process to maximize shareholder returns.”

Neither the proxy fight with Macellum nor the sale review process was discussed in detail during Kohl’s Q4 conference call, but Gass made the following statement prior to taking questions from analysts. She said she wanted to address the “inaccurate and uniformed commentary regarding the board’s openness to maximizing value.”

“We have a strategic and financial plan that will deliver substantial value. The board is testing and measuring that plan against other alternatives. As we announced on Feb. 4, the company retained Goldman Sachs to engage with interested parties. That effort continues and has included engaging with unsolicited bidders as well as proactive outreach. Engagement with those parties is ongoing. Our proxy, when filed, will provide more detail.

“The board is committed to fulfilling its fiduciary duties and will choose the path if believed will maximize value to shareholders. So contrary to what others may say, the board’s approach is robust and intentional,” said Gass.

Item 6: On March 1, 2022, Macellum Badger was quoted in the following article published by Footwear News:

Kohl’s Says Its 2021 Results Prove the Plan to Maximize Profitability Is Working

Footwear News

By Shoshy Ciment

March 1, 2022

Kohl’s said on Tuesday that the restructuring of its business has helped it achieve profitability and record earnings per share in 2021.

The retailer said it hit an all-time record of adjusted earnings per share of $7.33 in 2021, with an operating margin of 8.6% that surpassed its goal of 7% to 8% two years ahead of schedule. Kohl’s also posted a better-than expected Q4 EPS of $2.20 versus an expected $2.12. Q4 revenues reached $6.22 billion, short of a predicted $6.54 billion, according to analysts.

In light of the results, Kohl’s shared an optimistic outlook for 2022 and expects net sales to increase 2% to 3% over 2021. The company expects EPS between $7 and $7.50.

“We have a strategic and financial plan that will deliver substantial value,” said Kohl’s CEO and director Michelle Gass in a call with investors on Tuesday. “The board is testing and measuring that plan against other alternatives.”

Shares of Kohl’s were up less than 1% on Tuesday morning.

The upbeat outlook from Kohl’s comes as the retailer faces ongoing scrutiny and criticism from activist investors. Macellum Advisors, which owns nearly 5% of shares at Kohl’s, has asked the company to consider taking an offer to sell its business. Macellum previously sent an open letter calling out Kohl’s for “mismanaging” the business and “failing to implement necessary operational, financial and strategic improvements.”

In response to the pressure to sell its business, Kohl’s said previously that offers from two firms looking to acquire the company “do not adequately reflect the company’s value in light of its future growth and cash flow generation.” Kohl’s also instituted a “limited-duration shareholder rights plan” effective until February 2023 to help the company avoid an unwanted takeover.

Most recently, Macellum said that it would nominate 10 candidates for election to the company’s board of directors at the annual shareholder meeting this year.

According to Kohl’s, the company’s 2021 results are a testament to the effectiveness of its restructuring process in maximizing profitability.

Gass said Kohl’s continues “to engage with interested parties” and “unsolicited bidders” via Goldman Sachs, which Kohl’s retained to advise its responses to campaigns from activist investors.

“The board is committed to fulfilling its fiduciary duties and will choose the path it believes will maximize the value to shareholders,” Gass said. “So contrary to what others might say, the board’s approach is robust and intentional.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger, together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.